UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2017

Donnelley Financial Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37728	36-4829638
(Commission File Number)	(IRS Employer Identification No.)

35 West Wacker Drive,
Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

(844) 866-4337

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2017, Donnelley Financial Solutions, Inc. (the “Company”) amended and restated the employment agreement between the Company and Daniel N. Leib (the “A&R Employment Agreement”), which was originally dated May 3, 2011 and amended on October 26, 2016 after being assumed by the Company pursuant to the Assignment of Employment Agreement and Acceptance of Assignment, dated September 29, 2016, by and between R.R. Donnelley & Sons Company, the Company and Mr. Leib. Under the terms of the A&R Employment Agreement, Mr. Leib will receive a base salary at the rate of not less than $700,000 per year and will be eligible to receive an annual bonus with a target bonus opportunity of not less than 100% of base salary.

The A&R Employment Agreement further provides that if Mr. Leib’s employment is terminated by the Company without “cause” or if he resigns his employment for “good reason” (each as defined in the A&R Employment Agreement, and each a “Qualifying Termination”), he will be entitled to (i) severance payments equal in the aggregate to two times the sum of his base salary and target annual bonus for the year of termination, (ii) a pro-rata annual bonus based on actual performance for the year of termination, (iii) payment of his annual bonus for the year prior to termination, if unpaid, and (iv) medical, dental and vision insurance benefit continuation/COBRA coverage for two years.

If Mr. Leib experiences a Qualifying Termination within three months prior to or two years following a “change in control” (as defined in the Company’s 2016 Performance Incentive Plan, as amended), then instead of receiving the benefits described above, he will be entitled to (i) severance payments equal in the aggregate to two and one-half times the sum of his base salary and target annual bonus for the year of termination, (ii) a pro-rata target annual bonus for the year of termination, (iii) payment of his annual bonus for the year prior to termination, if unpaid, and (iv) medical, dental and vision insurance benefit continuation/COBRA coverage for two years.

Equity or long-term incentive cash awards issued to Mr. Leib on or prior to December 31, 2019 will generally be treated in accordance with their terms, except as follows:

•	Any time-based awards will fully vest upon a Qualifying Termination;
•	If a Qualifying Termination occurs that is not within three months prior to or two years following a change in control, any performance-based awards will continue to vest and be paid after the end of the applicable performance period based on actual performance;
•	Upon a change in control, outstanding performance-based awards shall be deemed earned at the target performance level for all open performance periods and will continue to be subject to time-based vesting; and
•	If a Qualifying Termination occurs within three months prior to or two years following a change in control, outstanding performance awards will vest at the target performance level.

Equity or long-term incentive cash awards issued to Mr. Leib on or following January 1, 2020 will generally be treated in accordance with their terms, except as follows:

•	Any time-based awards will fully vest upon a Qualifying Termination that occurs within three months prior to or two years following a change in control;
•	Upon a change in control, outstanding performance-based awards shall be deemed earned at the target performance level for all open performance periods and will continue to be subject to time-based vesting; and
•	If a Qualifying Termination occurs within three months prior to or two years following a change in control, outstanding performance awards will vest at the target performance level.

If any payments or benefits under the A&R Employment Agreement or otherwise would cause Mr. Leib to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then those payments and benefits will be reduced to the amount that would not cause him to be subject to the excise tax if such a reduction would put Mr. Leib in a better after-tax position than if he were to pay the tax.

All severance payments and other benefits under the A&R Employment Agreement are conditioned on Mr. Leib’s granting of a release and compliance with certain non-competition, non-solicitation, non-disparagement and confidentiality covenants.

The foregoing description of the A&R Employment Agreement is a summary and is qualified in its entirety by reference to the full text of the A&R Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement with Daniel N. Leib, dated as of July 13, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONNELLEY FINANCIAL SOLUTIONS, INC.

Date: July 14, 2017	By:	/s/ Jennifer B. Reiners
Jennifer B. Reiners
Executive Vice President, General Counsel